Exhibit 99

               Koger Equity, Inc. Announces Steven Abney
                  Appointed Chief Accounting Officer


    BOCA RATON, Fla.--(BUSINESS WIRE)--June 25, 2003--

           Robert Onisko Resigns as Chief Financial Officer

    Koger Equity, Inc. (NYSE:KE) announced today that Steven Abney has been appointed Chief Accounting Officer and will assume all financial and accounting duties previously performed by Robert Onisko. Mr. Abney previously served as the Company's Vice President, Finance. Before joining Koger in November 2001, Mr. Abney was Executive Vice President and Chief Financial Officer for Konover & Associates, Inc., a privately owned real estate developer, owner and manager in Farmington, Connecticut.
    All duties relating to the capital markets, and in particular, the investment community, will continue to be assigned to Tom Brockwell, Senior Vice President.
    Thomas J. Crocker, Chief Executive Officer of Koger Equity stated, "The team at Koger Equity is extremely seasoned and capable. Steve has a great background, is intimately familiar with the Company and will contribute to our overall corporate strategy and governance. In terms of the investment community, Tom Brockwell has increasingly become the day-to-day contact for investors so we see today's change as seamless. We look forward to the remainder of 2003 and believe that the reallocation of duties will make Koger stronger and ultimately reward shareholders over the long run."

    About Koger Equity

    Koger Equity, Inc. owns and operates 124 office buildings, containing 8.93 million rentable square feet, located primarily in 16 suburban office projects in nine cities in the Southeastern United States and Texas.
    For more information about Koger Equity, contact its website at http://www.koger.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.


    CONTACT: Koger Equity, Inc.
             (Investor Relations)
             Tom Brockwell, 800/850-2037